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                                  Exhibit 23.3

                    Consent of Independent Registered Public
                                Accounting Firm

The Board of Directors
ARTISTdirect, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-53208, No. 333-38104, No. 333-63572 and No. 333-68396) on Forms S-8 of
ARTISTdirect, Inc. of our report dated February 14, 2003, with respect to the consolidated balance sheet of ARTISTdirect, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficiency) and cash flows for each of the years in the two year period ended December 31, 2002, which report appears in the December 31, 2003, Annual Report on Form 10-K/A Amendment No. 1 of ARTISTdirect, Inc.

Our report refers to a change in method of accounting for goodwill.

Our report dated February 14, 2003 contains an explanatory paragraph that states that the Company has incurred substantial operating losses and negative cash flows from operations to date, has funding commitments related to its record label joint venture and needs additional capital to fund its operations and the operations of the record label joint venture, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                        /s/ KPMG LLP


Los Angeles, California
May 27, 2004